SCHEDULE 14A INFORMATION

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Cummins Inc.
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CUMMINS INC.

500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

Notice is hereby given that the Annual Meeting of the Shareholders of Cummins Inc. will be held at the Company’s Technical Center located at 1900 McKinley Avenue, Columbus, Indiana, on Tuesday, September 16, 2003, at 11:00 a.m., local time, for the following purposes:

1.                 to elect nine directors of the Company for the ensuing year;

2.                 to ratify the appointment of PricewaterhouseCoopers LLP as auditors for the year 2003;

3.      to approve the Cummins Inc. 2003 Stock Incentive Plan

4.                 to transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of Common Stock of the Company of record at the close of business on August 6, 2003 are entitled to notice of and to vote at the meeting.

Shareholders of Common Stock who do not expect to be present in person at the meeting are urged to complete, sign and date the enclosed proxy and return it promptly to the undersigned in the envelope provided, or to vote by touch-tone telephone or the Internet using the information provided on the proxy card.

The proxy may be revoked by the shareholder giving it at any time before the voting. Any shareholders entitled to vote at the meeting who attend the meeting will be entitled to cast their votes in person.

Marya M. Rose,
Secretary

August 18, 2003

CUMMINS INC.
500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005
PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Cummins Inc. (the “Company” or “Cummins”) of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, September 16, 2003, and at any adjournment thereof (the “Annual Meeting”). This proxy statement, together with the enclosed proxy, is first being mailed to the shareholders of the Company on or about August 18, 2003.

Holders of the Company’s Common Stock of record at the close of business on August 6, 2003 are entitled to vote at the Annual Meeting. On that date there were issued and outstanding 41,543,706 shares of Common Stock, each of which is entitled to one vote.

Each share of Common Stock represented by a properly executed proxy will be voted at the Annual Meeting in accordance with the instructions indicated on that proxy, unless such proxy has been previously revoked. If no instructions are indicated on a signed proxy, the shares represented by such proxy will be voted as recommended by the Board of Directors.

A shareholder may revoke the proxy at any time before it is voted by delivering to the Secretary of the Company written notice of such revocation. This notice must include the number of shares for which the proxy had been given and the name of the shareholder of such shares as it appears on the stock certificate(s) evidencing ownership of such shares. In addition, any shareholder who has executed a proxy but is present at the Annual Meeting will be entitled to cast its vote in person instead of by proxy, thereby canceling the previously executed proxy.

PRINCIPAL SECURITY OWNERSHIP

The following table identifies those shareholders known to the Company to be the beneficial owners of more than five percent of the Common Stock of the Company and shows as to each such shareholder as of June 30, 2003 (i) the number of shares beneficially owned by such shareholder(s) and the nature of such beneficial ownership and (ii) the percentage of the entire class of Common Stock so beneficially owned:

	Amount and Nature of Beneficial Ownership		Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	4,869,850	(1)	11.72%
Cummins Inc. Collective Investment Trust for Pension Plans c/o The Northern Trust Company 50 South LaSalle Street Chicago, IL 60675	3,700,000	(2)	8.91%
Cummins Inc. Employee Benefits Trust c/o The Vanguard Fiduciary Trust Company 500 Admiral Nelson Blvd. Malvern, PA 19355	3,440,219	(3)	8.28%
Lord, Abbett & Co. 90 Hudson St. Jersey City, NJ 07302	2,496,816	(4)	6.01%

(1)          Includes 969,850 shares resulting from the assumed conversion of 922,000 shares of 7% Cummins Capital Trust I Convertible Preferred. The Company believes that Capital has sole investment power for all of the shares and no voting power with respect to any of the shares.

(2)          The Northern Trust Company is master trustee of the Company’s several tax-qualified pension plans, which are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Shares of the issuer’s Common Stock are held in trust for the benefit of participants in the plans. The Company’s Benefits Policy Committee (the “Committee”) has sole investment responsibility with respect to the retention, sale, voting, tender or exercising of rights of the Common Stock, and the trustee will act with respect thereto only at the direction of the Committee, subject to its responsibilities under Section 404 of ERISA.

(3)          Vanguard Fiduciary Trust Company is the trustee of certain employee benefit plans, which are subject to ERISA. Shares of the issuer’s Common Stock are held in trust for the benefit of employees in the plans. As of June 30, 2003, the trustee held 3,440,219 shares of the issuer’s Common Stock on behalf of the plans, some of which had not been allocated to plan participants. The plan trustee votes unallocated shares and shares allocated to participant accounts as directed by participants. Shares of the issuer’s Common Stock held by the trustee on behalf of the plans as to which participants have made no timely voting directions, are voted by the plan trustee in the same proportions as shares for which directions are received (subject to the trustee’s responsibilities under Section 404 of ERISA).

Shares of Common Stock held by the Trustee on behalf of the plans may be disposed of by the plans or the Trustee only in accordance with the terms of the plans. For tender decisions, if no instruction is received from a participant, the shares will not be tendered.

(4)          Includes 36,816 shares resulting from the assumed conversion of 35,000 shares of 7% Cummins Capital Trust I Convertible Preferred. The Company believes that Lord Abbett has sole investment power for all of the shares and no voting power with respect to any of the shares.

ELECTION OF DIRECTORS

(Item 1)

It is intended that votes will be cast pursuant to the accompanying proxy for the election of the nine nominees listed in the table on the following page, all of whom are presently directors of the Company. All directors will serve for the ensuing year and until their respective successors are elected and qualified. A shareholder may withhold authority from such shareholder’s proxy to vote for the election of any or all of the nominees.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If, for any reason, one or more of such persons should be unable to serve, it is intended that votes will be cast for a substitute nominee or nominees designated by the Board of Directors unless the Board of Directors decides to reduce the number of directors.

The names of the nominees for directors, together with certain information regarding them, are set forth in the table. Biographical sketches of these nominees, which include their business experience during the past five years and directorships of other corporations, are provided on pages 29 through 32 of this proxy statement.

Name and Occupation	Age	First Year Elected a Director(1)	Amount and Nature of Beneficial Ownership as of June 30, 2003(2)		Percent of Class	Stock Units Held as of June 30, 2003(3)	Total
Robert J. Darnall	65	1989	6,328		*	3,213	9,541
Retired Chairman and Chief Executive Officer of Inland Steel Industries, basic steel manufacturer, processor and distributor
John M. Deutch	65	1997	6,672		*	0	6,672
Institute Professor, Massachusetts Institute of Technology
Walter Y. Elisha	70	1991	6,397		*	3,904	10,301
Retired Chairman and Chief Executive Officer of Springs Industries, Inc., manufacturer of home furnishings, industrial and specialty fabrics
Alexis M. Herman	56	2001	1,866		*	0	1,866
Chairman and Chief Executive Officer of New Ventures, Inc., independent consulting firm
William I. Miller	47	1989	45,371	(4)	*	800	46,171
Chairman, Irwin Financial Corporation,, financial services company
William D. Ruckelshaus	71	1974	11,323		*	8,094	19,417
Strategic Partner, Madrona Venture Group, L.L.C.
Theodore M. Solso	56	1994	455,479	(5)	1.1%	0	455,479
Chairman and Chief Executive Officer of Cummins
Franklin A. Thomas**	69	1973	6,028		*	7,028	13,056
Consultant, TFF Study Group
J. Lawrence Wilson	67	1990	17,289		*	3,412	20,701
Retired Chairman and Chief Executive Officer, Rohm and Haas Company, specialty chemical manufacturing

*                    Less than 1%

**             Lead Director

(1)          Except for Mr. Ruckelshaus, each Director has served continuously since the year indicated. Mr. Ruckelshaus served on the Board of Directors from 1974 until 1983 when he returned to Federal Government service and was reelected to the Board of Directors in 1985.

(2)          Except as indicated, the voting and investment powers of the shares listed are held solely by the reported owner.

(3)          Compensatory stock units payable only in cash. The value of each unit is equal to the value of one share of the Company’s Common Stock. See director retirement plan discussion on page 6.

(4)          Includes 18,280 shares held by Mr. Miller for the benefit of his children.

(5)          Includes 332,200 shares which Mr. Solso has the right to acquire within the next 60 days through the exercise of stock options. Also included are 30,523 shares that are held by Mr. Solso’s spouse.

Directors will be elected by a plurality of the votes cast. Votes cast for a nominee and, if no contrary instructions are indicated on a signed proxy, the shares represented by such proxy will be voted for a nominee. Abstentions, broker non-votes and instructions on a signed proxy withholding a vote will result in a nominee receiving fewer votes. However, the number of votes otherwise cast for the nominee will not be affected by such actions.

The Board of Directors and Its Committees

The Board of Directors held six (6) meetings during 2002. All of the directors attended 75% or more meetings of the Board and Committees on which they served. The non-employee members of the Board also met in executive session without management present at more than half of the regular meetings.

Under the Company’s Corporate Governance Principles, which are available on the Company’s website <http://www.cummins.com>, the Board of Directors has established seven standing committees. These Principles describe in detail how the Board must conduct its oversight responsibilities in representing and protecting the Company’s stakeholders. The functions performed by certain of these committees and the members of the Board of Directors currently serving on these committees are as follows:

Audit Committee.   The members of the Audit Committee are R. J. Darnall (Chairman), W. Y. Elisha, A. M. Herman, W. D. Ruckelshaus, and J. L. Wilson. All members meet the applicable independence requirements of the New York Stock Exchange listing standards, the federal securities laws (as amended by the Sarbanes-Oxley Act of 2002) and the rules and regulations of the Securities and Exchange Commission. The Committee reviews the accounting and auditing principles and procedures of the Company. The Audit Committee reviews the scope, timing, and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. It also monitors the independence and performance of the external and internal auditors. The Audit Committee met eight (8) times during 2002. The current Charter of the Audit Committee, as adopted by the Board of Directors, is attached to this Proxy Statement as Appendix A.

Compensation Committee.   The members of the Compensation Committee are W. D. Ruckelshaus (Chairman), R. J. Darnall, A. M. Herman, F. A. Thomas and J. L. Wilson. The Compensation Committee administers and determines eligibility for and makes awards under the Company’s stock option and other stock incentive plans. The Committee also reviews and evaluates the Company’s executive compensation standards and practices, including salaries, bonus distributions, deferred compensation practices and participation in stock purchase plans. The Compensation Committee met four (4) times during 2002. The current Charter of the Compensation Committee, as adopted by the Board of Directors, is available on the Company’s website.

Governance and Nominating Committee.   The members of the Governance and Nominating Committee (formerly the Nominating and Organization Committee) are F. A. Thomas (Chairman), R. J. Darnall, J. M. Deutch, W. Y. Elisha, A. M. Herman, W. I. Miller, W. D. Ruckelshaus and J. L. Wilson. The Governance and Nominating Committee reviews and makes recommendations to the Board with respect to membership, size, composition, procedures and organization of the Board of Directors. The Committee also evaluates the Chief Executive Officer’s performance and monitors meeting attendance of Board members. This Committee will consider shareholders’ recommendations of nominees for election to the Board of Directors. Shareholder recommendations, including biographical information as to the proposed candidate and a statement from the shareholder as to the qualifications and willingness of such person to serve on the Company’s Board of Directors, must be submitted in writing to the Secretary of the Company in accordance with the procedures established in the Company’s By-Laws. The Governance and Nominating Committee met five (5) times during 2002. The current By-Laws and Charter of the

Governance and Nominating Committee, as adopted by the Board of Directors, are available on the Company’s website.

Executive Committee.   The members of the Executive Committee are T. M. Solso (Chairman), W. I. Miller and F. A. Thomas. The Executive Committee is authorized to exercise the powers of the Board of Directors in the management and direction of the business and affairs of the Company during the intervals between meetings of the Board of Directors. The Executive Committee did not meet during 2002.

Other Committees.   In addition to the Committees described above, the Board of Directors has established the following committees: Finance Committee (J. L. Wilson (Chairman), R. J. Darnall, J. M Deutch, W. Y. Elisha, W. I. Miller and F. A. Thomas); Proxy Committee (F. A. Thomas (Chairman) and W. I. Miller); and Technology and Environment Committee (J. M. Deutch (Chairman), W. Y. Elisha, A. M. Herman, W. I. Miller and W. D. Ruckelshaus). The current Charters of the Finance and Technology and Environment Committees, as adopted by the Board of Directors, are also available on the Company’s website.

Each director who is not an officer of the Company receives an annual fee of $84,000, $42,000 of which is paid in cash and $42,000 of which is paid in the form of restricted stock. Each non-officer director also receives $1,000 for each special meeting of the Board of Directors attended. Committee chairmen (other than of the Audit, Executive or Proxy Committee) receive an additional annual fee of $5,000. The Audit Committee Chairman receives an additional $10,000 annual fee. Committee members also receive $1,000 for attending a Committee meeting (other than a meeting of the Executive Committee) that is not held in connection with a regular or special meeting of the Board of Directors.

As part of the Company’s overall support of charitable and educational institutions and as an aid in attracting and retaining qualified directors, the Company has established the Cummins Inc. Charitable Bequest Program in which all directors participate. Upon the death of a director, the Company will donate ten equal annual installments of $100,000 to one or more qualifying institutions designated by such director, subject to certain vesting requirements based upon years of service as a director. The Company has purchased life insurance policies on each director, the proceeds of which fund donations under the program. Directors will not receive any financial benefit from the program since all charitable deductions accrue solely to the Company.

The Company has a deferred compensation plan for non-employee directors, pursuant to which such directors may elect to defer receipt of all or any portion of their compensation while they serve as a director of the Company. Upon ceasing to be a director, the deferred compensation, plus accrued interest, is paid to the director or the director’s beneficiary in a lump sum or in annual installments, not to exceed ten, as specified by the director. Upon a change of control of the Company (as defined in the plan), such deferred compensation and interest is paid in cash to the director in one lump sum.

Several years ago, the Board of Directors eliminated future service accruals under a non-employee director retirement plan the Company had maintained and, in lieu thereof, the amount of each director’s annual retainer fees payable in restricted Common Stock was increased. Directors with vested retirement plan benefits on the date future accruals were eliminated were given an option to have their accrued benefits frozen and retained in the plan for future payment, or to convert the present value (using the same actuarial assumptions as are applicable to the payment of pension benefits to the Company’s employees) of their accrued benefits into phantom units of Common Stock based on a trailing trading day average of closing prices of Common Stock on the date of conversion. The stock units, including additional stock units credited thereon as dividend equivalents, are evidenced by bookkeeping entries. Recipients have no voting or investment power with respect to the stock units. The value of each director’s stock units will be payable only in cash after the director ceases to be a member of the Board or upon a change of control of the Company. The total number of units credited to each director as a result of retirement plan benefit conversion elections and dividend equivalent credits is listed in the director nominee table on page 4.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee Report is organized as follows:

•    Role of the Compensation Committee

•    Objectives and Principles of Executive Compensation

•    Compensation Program Elements

•    New Stock Grant Plan

•    Compensation of the Chief Executive Officer

Role of the Compensation Committee

The Compensation Committee is made up of five members of the Board of Directors of the Company, who are not current or former employees of the Company. The Committee has oversight responsibility for the Company’s executive compensation programs and works with management to establish the general compensation philosophy of the Company. It reviews the elements of the compensation program, the specifics of each element, the goals and measurements used in the program, and the results of the compensation program compared to the philosophy to determine if the compensation program is performing as expected.

In addition, the Committee reviews the individual compensation levels and awards for each of the five most highly paid officers and takes appropriate action. In its review, the Committee has direct access to advice from professional executive compensation consultants. The Committee also reviews its actions with the full Board of Directors.

Objectives and Principles of Executive Compensation

Cummins’ executive compensation is designed to attract, motivate, and retain the personnel required to achieve the Company’s performance goals in the competitive global business environment. The program is designed to reflect the individual’s contribution and the performance of the Company. The program attempts to strike an appropriate balance between short-term and long-term performance.

The Company is committed to the concept of pay for sustained financial performance. We evaluate performance over several periods of time. While the specific elements of executive compensation vary from time to time, the Compensation Committee focuses on this central principle of pay for performance in reviewing the compensation program, any proposed changes, and the specific awards.

The Committee follows several principles, in addition to pay for performance, in designing and implementing compensation programs for its officers.

•    Programs should provide competitive compensation opportunity; the concept of opportunity is important in our program. We believe the executive should have the opportunity to do well if the Company does well, but that total compensation should vary in relation to the Company’s performance.

•    An individual’s compensation should be at the median of the range when compared to the compensation of individuals in U.S. industrial companies with sales volumes similar to Cummins, when Cummins’ financial performance is at the median of those companies.

•    There should be a balance between short-term and long-term elements of compensation.

•    The more senior a person’s position, the more the compensation should be ‘‘at risk’’, i.e., dependent on the performance of the Company.

•    Stock should be an important part of the program in order to link the management’s compensation with shareholders’ expectations; the greater the level of responsibility of the person, the more the compensation should be stock-based.

•    The system should be as simple and as easily understood as possible.

In addition to these principles, we have the following observations:

•    No single program accomplishes these aims consistently; a mix of programs is best.

•    There is no single best comparator of performance; a mix of comparators should be used.

•    In this complex area, relative simplicity seems the best that can be achieved.

•    There is no perfect program; change should be expected from time to time as the outcome of the Committee’s periodic reviews.

Section 162(m) of the Internal Revenue Code (‘‘Section 162(m)’’) limits the corporate tax deduction to one million dollars for compensation paid annually to any one of the named executive officers in the proxy, unless the compensation meets certain requirements. The Committee adopted changes to the compensation program, approved by shareholders in 1995, that qualify payments under the Senior Executive Bonus Plan and Senior Executive Three Year Performance Plan for tax deductibility under Section 162(m). These changes were designed to maximize tax deductibility, while retaining the ability to attract, retain and motivate executives to achieve our business objectives. Payments under the Senior Executive Bonus Plan for 2002 were certified by the Compensation Committee; there were no payments under the Senior Executive Three Year Performance Plan in 2002.

As indicated below, the Base Salaries of the named executive officers are set at the median of the range of the salaries of individuals with similar positions in companies of similar size to Cummins. The Committee intends to continue this policy notwithstanding the enactment of Section 162(m).

Compensation Program Elements

The Company’s executive compensation program consists of three elements: Base Salary, Annual Bonus, and Long-Term compensation. Each was designed to accomplish a somewhat different objective. In total, they were designed to fulfill the Company’s basic goals of linking pay to financial performance and paying competitively. All officers have participated in each element of the program.

We have used survey data provided by our compensation consultants to determine competitive levels of pay. These surveys include over 300 U.S. industrial corporations. Each element of pay described below was intended to provide compensation for each position at the median of the amounts companies of similar size in the survey would pay the same position.

1. Base Salary

Base Salary is reviewed annually. It is the only fixed portion of the executive’s compensation. Base Salary is normally set at the median of the range of the salaries of individuals with similar positions in companies of similar size to Cummins.

2. Annual Bonus

This element is designed to link executive pay to the short-term performance of the Company, defined as annual performance. The Payout Factor is calculated on a formula established by the Committee and reviewed annually. We have assigned each person a participation rate that is a percent of salary. The Annual Bonus is calculated as follows.

(Annual Bonus) equals (Annual Base Salary) times (participation percentage assigned to each job) times (Payout Factor)

Participation rates are based on the same survey data as base salaries and are set at the median of the range for like positions in similarly-sized companies.

The Payout Factor for the Annual Bonus was set to yield a 1.0 Payout Factor for Company financial performance that was equal to the performance provided by achieving the Company’s Annual Operating Plan. In 2002, Free Cash Flow was the measure used to determine Annual Bonus payments.

One-half of the bonus for senior managers of the Company’s Business Units has been determined by the financial performance of the Business Units, and one-half has been based on the Company’s performance. The Committee believes this formula provides appropriate balance, compensating for performance measured at the Business Unit level as well as for the total Company. Basing a significant portion of the bonus on total Company results rewards Business Units for working in an integrated way, maximizing our total financial performance. Adding the Business Unit measure emphasizes business results each key manager affects most directly. In 2002, the performance measure for the Business Units’ Annual Bonus plans was Free Cash Flow, consistent with the Annual Bonus Plan based on the Company’s performance.

In addition to the Free Cash Flow performance measure, minimum levels of performance called Performance Hurdles were required. Regardless of the Free Cash Flow performance, in order for any Annual Bonus to be paid, a Performance Hurdle level of Earnings per Share had to be achieved. In addition, each Business Unit defined a specific Profit Before Interest and Tax Performance Hurdle that must be achieved before Annual Bonus based on that Business Unit’s performance could be paid.

In order to comply with the requirements of Section 162 (m), designated officers (the Chief Executive Officer and the seven other officers who were members of the Company’s Policy Committee in 2002) are compensated under a modified version of the Annual Bonus Plan, called the Senior Executive Bonus Plan. The Senior Executive Bonus Plan differs from the Annual Bonus Plan in which many employees at all levels of the Company, including all officers, participate, only in that the Compensation Committee has no discretion to increase the payouts once it establishes the performance measures each year.

3. Long-Term Compensation

The Company’s Long-Term compensation program consists of performance cash awards and stock-based grants.

Performance Cash Awards

Performance cash awards are granted as Target Awards expressed as a dollar amount for each participant. Multiples of the Target Award are paid in cash, ranging from zero to two times the Target Award, based on how well the Company achieves performance measures established by the Committee over a specified measurement period. Following is a summary of the plan used to grant performance cash Target Awards.

Performance cash Target Awards were granted under the Three Year Performance Plan annually from 1995 through 2000. This plan measured Cummins’ performance versus Peer Group companies over a rolling three-year cycle. For each three-year Award Cycle, a Target Award was granted to each participant, expressed as a dollar amount. Payout opportunities were in cash, based on a scale of multiples of the Target Award established by the Committee for each Award Cycle. For Target Awards granted since 1997, payouts were linked to the Company’s Common Stock Price. The Target Award was made in stock units, calculated as the Target Award dollars divided by the six-month average Cummins stock price as of the grant date. The payout is calculated as (number of stock units granted) x (payout factor) x (six-month average Cummins Stock Price as of the payout date).

There were no payments in 2002 for the 1999-2001 Award Cycle of the Three Year Performance Plan or the Senior Executive Three Year Performance Plan.

The Three Year Performance Plan and Senior Executive Three Year Performance Plan were amended in 2001 to be the Medium Term Performance Plan and the Senior Executive Medium Term Performance Plan, respectively. For the 2001 grant under the amended plans, performance is measured by the Company’s Free Cash Flow, rather than Return on Equity compared to a panel of companies. Also, the grants are based on a two-year performance period rather than a three-year cycle.

For the 2001 - 2002 Award Cycle, Target Awards were granted to each participant, expressed as a dollar amount. The grants cover two years of grant value; no additional annual grants were made in 2002.

The Committee established performance guidelines to determine the portion of the granted amount to be paid for the two-year Award Cycle. The Committee established a scale of multiples of the Target Award to be paid for various levels of Company performance over the Award Cycle. The Target Award will be paid if the Company achieves the level of Free Cash Flow provided by achieving the Company’s Annual Operating Plans, measured cumulatively for the two-year period. The maximum that can be paid is two times the Target Award for performance that is 161.3% of the level of Free Cash Flow in the Annual Operating Plans.

As with the Annual Bonus Plan, to comply with the requirements of Section 162(m), designated officers (the Chief Executive Officer and the seven other officers who were members of the Company’s Policy Committee in 2002) are compensated under a modified version of the Medium Term Performance Plan, called the Senior Executive Medium Term Performance Plan. The plans are identical except that the Committee’s discretion to adjust payments upward is eliminated in the Senior Executive Medium Term Performance Plan.

Stock Awards

Annually from 1992 through 2000, restricted stock and stock options were granted to officers under the 1992 Cummins Stock Incentive Plan. Restrictions on the restricted stock will lapse on one-third of each grant annually, beginning two years and one month from the date of each grant. The stock options expire ten years from grant, but cannot be exercised for the first two years.

In 2001, the Long-Term stock option grants were made to cover two years, as was done for the performance cash grants described previously. Very few additional grants were made in 2002; none were made to the CEO or to members of the Policy Committee.

Grant amounts under the Long-Term plan elements have been set to provide total compensation opportunity at the median of that provided by similarly-sized U.S. industrial companies in our survey base, when combined with Base Salary and Annual Bonus. The Committee reviews the proportion of total compensation that is dependent on Company performance in determining the allocation of the compensation opportunity among each of the Long-Term plan elements for each position. More senior positions have a larger proportion of total compensation opportunity dependent on Company performance than do less senior positions.

The Committee believes that the Company’s officers should own significant amounts of the Company’s stock. To underscore this, we have adopted formal stock ownership guidelines requiring officers to own the Company’s Common Stock with their shares’ total value equal to multiples of base salary as follows: CEO, five times base salary; senior officers, three times base salary; all other officers, one times base salary. At this time, virtually all officers meet the guidelines, and many own shares in quantities significantly higher than the guidelines.

New Stock Grant Plan: the 2003 Stock Incentive Plan

The 1992 Stock Incentive Plan expired at the end of 2002. In order to continue making long-term grants linked to the Company’s stock, a new shareholder-approved plan is needed. Therefore, the Committee recommends a new plan, authorizing a pool of 2,500,000 shares for future grants, beginning in 2003.

The Committee believes grants based on the Company’s stock are important tools to achieve the Company’s executive compensation program objectives, as stated earlier in this report.

The Committee recommends that shareholders approve the proposed 2003 Stock Incentive Plan to meet the objectives of the executive compensation program, to continue providing competitive levels of long-term grants to the Company’s key decision-makers, and to maintain the strong linkage of management’s interests with the interests of the Company’s shareholders.

Compensation of the Chief Executive Officer

Approximately one-fifth of the CEO’s annualized total compensation opportunity is fixed Base Salary. Four-fifths of the total is based on Company performance, assuming target level of Company financial performance. When the Company’s performance is better than the target levels, the variable compensation elements pay more and comprise a larger portion of the actual total. When the Company’s performance is less than the target levels, the variable elements pay less and comprise a smaller proportion of the actual total.

The Base Salary and Annual Bonus participation rate of the CEO are set at the median of our survey companies specifically as described under the Base Salary and Annual Bonus sections appearing earlier in this report.

In 2002 the Company was profitable and improved its Free Cash Flow performance. Therefore, the CEO received an Annual Bonus payment, but at a level significantly less than the target level. The CEO did not receive a Base Salary increase in 2002.

In January 2001, the CEO received grants of stock options under the Long-Term 1992 Stock Incentive Plan, as well as a Target Award (payable in 2003) under the Senior Executive Medium Term Performance Plan. As stated previously, these grants covered two years; no additional annual grants were made in 2002 to the CEO.

In determining grant amounts for the CEO, as explained earlier, the Committee set the total of the three elements of the executive compensation program—Base Salary, Annual Bonus, and the Long-Term Plan—to provide annualized compensation opportunity to the CEO equal to the median of the range of total compensation opportunity provided for CEOs by the survey companies described earlier in this report.

The CEO, on a yearly basis, discusses in detail his priorities and objectives with the Governance and Nominating Committee (the members and responsibilities of the Governance and Nominating Committee are described on page 5 of this Proxy Statement). The Governance and Nominating Committee formally reviews the CEO’s performance annually, based on how well the CEO performed against his workplan, including the progress made by the Company in implementing its business strategy and achieving its business objectives, both short-term and long-term. This review, which is reported in detail to the Committee, considers both quantitative and qualitative performance matters, and is a key factor in setting the CEO’s compensation.

We hope this general discussion and the following tables and graphs help you understand the Company’s executive compensation philosophy and program.

William D. Ruckelshaus, Chairman
Robert J. Darnall
Alexis M. Herman
Franklin A. Thomas
J. Lawrence Wilson

Shareholder Return Performance Presentation

The following graph compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and an index of peer companies* selected by the Company. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s stock.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG CUMMINS INC.,

S&P 500 INDEX AND PEER GROUP INDEX

*Arvin/Meritor Inc., Caterpillar, Inc., Dana Corporation, Deere & Company, Eaton Corporation, Ingersoll-Rand Company, Navistar International Corporation and Paccar Inc.

Compensation Tables and Other Information

The summary compensation table and accompanying notes and other information on the following pages include individual compensation information for the last three fiscal years on the Company’s Chairman and Chief Executive Officer and the four other most highly compensated executive officers during 2002. The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting threshold and is not included in the table.

SUMMARY COMPENSATION TABLE

Name Principal Position	Annual Compensation			Long Term Compensation
				Awards		Payouts
		(1)				(2)	(3)
	Year	Salary	Bonus	Restricted Stock Awards	Stock Options/ SARs (#)	Medium- Term Performance Plans	All Other Compensation
T. M. Solso	2002	$940,500	$376,200	$0	0	$0	$93,731
Chairman of the Board and	2001	$904,575	$0	$0	124,250	$71,063	$100,564
Chief Executive Officer	2000	$900,000	$486,000	$1,085,013	69,800	$142,500	$93,394
F. J. Loughrey	2002	$585,000	$210,600	$0	0	$0	$68,809
Executive Vice President	2001	$562,750	$0	$0	40,000	$29,025	$90,003
President—Engine Business	2000	$542,500	$163,275	$1,141,919	22,300	$67,821	$65,045
J. K. Edwards	2002	$480,000	$72,000	$0	0	$0	$27,223
Executive Vice President	2001	$452,000	$0	$0	35,000	$23,216	$33,399
President—Power Generation	2000	$421,500	$306,325	$1,096,394	18,000	$67,821	$23,488
R. J. Mills	2002	$375,000	$135,000	$0	0	$0	$7,477
Vice President	2001	$341,122	$0	$578,100	30,000	$10,881	$12,491
President—Filtration and	2000	$300,000	$126,043	$193,481	11,800	$21,881	$10,918
Fleetguard, Inc.
T. Linebarger	2002	$385,417	$115,625	$0	0	$0	$5,292
Vice President and Chief	2001	$341,667	$0	$0	29,800	$7,254	$4,239
Financial Officer	2000	$243,750	$70,031	$117,606	7,200	$6,555	$0

(1)             On page 11 of this proxy, the Compensation Committee reported that the CEO did not receive an increase in base salary in 2002. The base salary paid to the CEO is greater in 2002 than in 2001 in this table because of two factors:  (1) Mr. Solso received a base salary increase effective July 1, 2001; therefore, the salary totals reflect this increase for half of the year in 2001 and the full year in 2002; and (2) his base salary was reduced by 10% during November and December of 2001.

(2)             Payments were made in 2003 under the Company’s Senior Executive Medium Term Performance Plan and Medium Term Performance Plan for the 2001-2002 Award Cycle. These payments will be reported in next year’s proxy in this column for 2003.

The cash payments were based on the Company’s Free Cash Flow performance during 2001-2002, as previously established by the Committee for this Award Cycle. However, the Compensation Committee, acting on management’s recommendation, reduced the amounts that were paid from the amounts that otherwise would have been paid based on the Company’s Free Cash Flow performance during 2001-2002 compared to the measures established by the Committee for this Award Cycle.

(3)    Amounts reported as “All Other Compensation” for 2002 include, respectively, matching contributions by the Company under the Retirement and Savings Plan and “above market” earnings on previously deferred compensation as follows: T. M. Solso $5,075 and $88,656; F. J. Loughrey $4,369 and $64,440; J. K. Edwards $4,865 and $22,358; R. J. Mills $3,754 and $3,723; and T. Linebarger $4,126 and $1,166.

Security Ownership of Management

Set forth below is information as of June 30, 2003, regarding the beneficial ownership of Common Stock of the Company by the Chief Executive Officer, each of the other named executive officers for 2002 and the directors and executive officers of the Company as a group.

	Amount and Nature of Beneficial Ownership		Percent of Class
T. M. Solso	455,479	(1)	1.1%
F. J. Loughrey	211,263	(2)	*
J. K. Edwards	187,045	(3)	*
R J. Mills	96,566	(4)	*
T. Linebarger	84,320	(5)	*
All directors and executive officers as a group, a total of 19 persons	1,523,369	(6)	3.67%

*                    Less than 1%

(1)          See footnote 5 to the director nominee listing on page 4.

(2)          Includes 147,050 shares which Mr. Loughrey has the right to acquire within the next 60 days through the exercise of stock options.

(3)          Includes 131,850 shares which Mr. Edwards has the right to acquire within the next 60 days through the exercise of stock options.

(4)          Includes 68,300 shares which Mr. Mills has the right to acquire within the next 60 days through the exercise of stock options.

(5)          Includes 54,800 shares which Mr. Linebarger has the right to acquire within the next 60 days through the exercise of stock options.

(6)          Includes 1,046,775 shares which the officers and directors have the right to acquire within the next 60 days through the exercise of stock options.

The following table discloses, for each of the named executive officers, information regarding individual grants of stock options and stock appreciation rights made during 2002, and their potential realizable values.

Option/SAR Grants in Last Fiscal Year

					Potential Realizable
	Individual Grants				Value at Assumed
		% of Total			Annual Rates of
		Options/SAR’s			Stock Price
	(1)	Granted to	Exercise		Appreciation for
	Options/SARs	Employees in	Price	Expiration	Option Terms
Name	Granted (#)	Fiscal Year	($/share)	Date	5% ($)	10% ($)
T. M. Solso	0	0%	$0	—	$0	$0
F. J. Loughrey	0	0%	$0	—	$0	$0
J. K. Edwards	0	0%	$0	—	$0	$0
R. J. Mills	0	0%	$0	—	$0	$0
T. Linebarger	0	0%	$0	—	$0	$0

Stock option and stock appreciation right exercise activity during 2002, on an aggregated basis for each of the named executives, is contained in the following table. Also disclosed are the number and value of options and appreciation rights, on an aggregated basis, held by each named executive as of December 31, 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Value

					Value of
	Number of		Number of		Unexercised
	Securities	Value	Unexercised		In-the-Money
	Underlying	Realized	Options/SARs at		Options/SARs at
	Options/SARs	($)	FR-end (#)		FY-End ($)
Name	Exercised	Exerciseable	Exerciseable	Unexercisable	Exercisable	Unexercisable
T.M. Solso	0	$0	332,200	0	$0	$0
F.J. Loughrey	0	$0	147,050	0	$0	$0
J. K. Edwards	0	$0	96,850	35,000	$0	$0
R.J. Mills	0	$0	68,300	0	$0	$0
T. Linebarger	0	$0	54,800	0	$0	$0

Estimated benefits payable to each named executive pursuant to long-term incentive plan rights awarded during 2002 are disclosed in the following table.

Long-Term Incentive Plan Awards in Last Fiscal Year/SAR Value

	Number of Shares, Units or other	Period Until	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Rights(1)	Payout	Threshold	Target	Maximum
T. M. Solso	0	—	—	—	—
F. J. Loughrey	0	—	—	—	—
J. K. Edwards	0	—	—	—	—
R. J. Mills	0	—	—	—	—
T. Linebarger	0	—	—	—	—

(1)          No shares, units or other rights were awarded in the last fiscal year. The Company made targeted dollar awards under its Medium Term Performance Plan and Senior Executive Medium Term Performance Plan in 2001 to cover two grant years (2001 and 2002). Therefore, no additional grants were made to the named executive officers in 2002.

The grants made in 2001 for the 2001-2002 Award Cycle under the Medium Term Performance Plan and Senior Executive Medium Term Performance Plan were tied to achieving certain levels of cumulative Free Cash Flow.

Pension Plan Table

The Company maintains retirement pension programs for its employees, including the executive officers named in the Summary Compensation Table on page 14. Elements of the program for the executive officers include the Company’s Cash Balance Pension Plan, the Excess Benefit Plan which provides pension benefits in excess of limitations imposed by the Internal Revenue Code, and the Supplemental Life Insurance and Deferred Income Program. Benefits are not offset or otherwise reduced by amounts payable or received under Social Security. The following table sets forth the estimated maximum annual pension benefits payable on a straight life annuity basis under the program to the officers in various compensation and years of service classifications upon retirement at age 65. An officer who is among the Company’s two highest paid executive officers at the time of retirement will receive an annual benefit greater than amounts reflected in the table by an amount equal to 10% of the officer’s covered compensation.

Estimated Annual Benefit Upon Retirement

Average Total Cash Compensation (Base Salary plus Short- Term Bonus)	10 Years	15 Years	20 Years	25 Years	30+ Years
$200,000	$40,000	$60,000	$80,000	$90,000	$100,000
$275,000	$55,000	$82,500	$110,000	$123,750	$137,500
$350,000	$70,000	$105,000	$140,000	$157,500	$175,000
$425,000	$85,000	$127,500	$170,000	$191,250	$212,500
$500,000	$100,000	$150,000	$200,000	$225,000	$250,000
$575,000	$115,000	$172,500	$230,000	$258,750	$287,500
$650,000	$130,000	$195,000	$260,000	$292,500	$325,000
$725,000	$145,000	$217,500	$290,000	$326,250	$362,500
$800,000	$160,000	$240,000	$320,000	$360,000	$400,000
$875,000	$175,000	$262,500	$350,000	$393,750	$437,500
$950,000	$190,000	$285,000	$380,000	$427,500	$475,000
$1,025,000	$205,000	$307,500	$410,000	$461,250	$512,500
$1,100,000	$220,000	$330,000	$440,000	$495,000	$550,000
$1,175,000	$235,000	$352,500	$470,000	$528,750	$587,500
$1,250,000	$250,000	$375,000	$500,000	$562,500	$625,000
$1,325,000	$265,000	$397,500	$530,000	$596,250	$662,500
$1,400,000	$280,000	$420,000	$560,000	$630,000	$700,000
$1,475,000	$295,000	$442,500	$590,000	$663,750	$737,500

Compensation for purposes of the pension program is the highest average total cash compensation, including base salary and short-term bonus payments, for any consecutive five-year period prior to retirement. Covered compensation is disclosed under the “Salary” and “Bonus” columns of the Summary Compensation Table. Covered compensation and full years of service as of December 31, 2002 for the Company’s Chief Executive Officer and the other named executive officers are as follows: T. M. Solso, $ 1,127,614, 31 years; F. J. Loughrey, $ 654,960, 29 years; J. K. Edwards, $ 548,422, 30 years; R. J. Mills, $ 369,986, 31 years; T. Linebarger, $ 323,433, 9 years.

Change of Control Arrangements

In the event of a change of control of the Company, the Company will provide benefits to certain executives including the Chief Executive Officer and other executive officers named in the Summary Compensation Table on page 14. Certain named executive officers, as designated by the Compensation Committee, would be entitled to three year’s salary plus three annual bonus payments, and three annual payments equal to the grant value of the then most recent annual long-term incentive compensation award(s), if any, to the executive. The Company will also provide for the full vesting of certain insurance and retirement benefits and the continuation in effect for a three-year severance period of certain other employee benefits. In addition, the Company’s retirement plans will allocate any actuarial surplus assets to fund increased pension benefits, stock options previously granted will become fully exercisable, and certain long-term incentive plan awards will be paid in cash. The value of supplemental and excess retirement annuity benefits will also be paid in cash. All amounts of employee compensation and director annual fees deferred (including the value of deferred shares and stock units), respectively, under the Company’s Deferred Compensation Plan and Deferred Compensation Plan for Non-Employee Directors will be paid in cash. At an employee’s option, amounts deferred under the Deferred Compensation Plan will be contributed to a grantor trust of which the Company is grantor. A change of control for these purposes is defined in each of the various plans, programs and arrangements providing these benefits.

Other Transactions and Agreements With Directors and Officers

Irwin Financial Corporation (“IFC”) owns a partial interest in one of the Company’s business aircraft and has an arrangement with the Company to share the fixed and operating expenses of such aircraft. During 2002, $260,338 was paid or payable to the Company by IFC under this arrangement. Director nominee William I. Miller is Chairman and an executive officer of IFC.

Pursuant to the Company’s Key Employee Stock Investment Plan, certain officers have purchased shares of Common Stock of the Company on an installment basis. The interest rate on these loans is the minimum annual rate permitted under the Internal Revenue Code without imputation of income. The following table shows, as to those executive officers and directors of the Company who were indebted to the Company in excess of $60,000 since January 1, 2002, the largest aggregate amount owed for such purchases and loans at any time since January 1, 2002, and the amount owed as of July 31, 2003. All such loans were made prior to the effective date of the Sarbanes-Oxley Act of 2002.

	Largest Amount of Indebtedness	Amount of Indebtedness as of July 31, 2003
J. S. Blackwell	$314,260	$0
S. M. Chapman	$299,988	$0
T. Linebarger	$299,979	$0
F. J. Loughrey	$98,813	$98,813
M. M. Rose	$215,480	$100,328
T. M. Solso	$940,495	$255,938
D. W. Trapp	$71,786	$0
J.C. Wall	$297,850	$297,850

The Company has a policy of purchasing from employees of the Company shares of Common Stock of the Company that have been acquired under the Key Employee Stock Investment Plan, 1986 Stock Option Plan and 1992 Stock Incentive Plan. The purchase price for such shares is the closing price quoted on the New York Stock Exchange Composite Tape on the date of purchase. During 2002, 4 current executive officers sold shares to the Company pursuant to this policy.  No such transactions have occurred during 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to the Company, or written representations from reporting persons after inquiry, the Company believes that all filing requirements applicable to its executive officers and directors were complied with during 2002 and through the date of this proxy statement,  including the accelerated filing requirements of the Sarbanes-Oxley Act of 2002.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

(Item 2)

On April 1, 2002, the Board of Directors adopted the recommendation of its Audit Committee to replace Arthur Andersen LLP ("Andersen") as the Company's independent public accountants and engaged PricewaterhouseCoopers LLP ("PwC") to serve as independent public accountants for the fiscal year 2002.

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 was filed on February 28, 2002. It included Andersen's report on Cummins consolidated financial statements for each of the years ended December 31, 2001 and 2000. Andersen's report did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and April 1, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During this period there were also no disagreements, which, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter in its report on the consolidated financial statements for such years. During the years ended December 31, 2001 and 2000 and through the date of Andersen’s replacement, there were no reportable events as defined in Item 304 (a) (1) (v) of Regulation S-K as promulgated by the Securities and Exchange Commission.

During the years ended December 31, 2001, and 2000, and the interim period between December 31, 2001, and April 1, 2002, the Company did not consult with PwC regarding the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matter that was either the subject of a disagreement (as described above) or as a reportable event.

The Board of Directors has voted to appoint PwC as the firm of independent public accountants to audit the accounts of the Company for the year 2003. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of the shareholders, the Board of Directors has decided, as in the past, to ask the Company’s shareholders to ratify the appointment. A representative of PwC will be present at the Annual Meeting of Shareholders, will not have the opportunity to make a statement, but will be available to answer appropriate questions. A report of the Audit Committee of the Company’s Board of Directors in connection with its independence, the independence of the auditors and certain other matters follows the Board’s recommendation on this Item below.

Audit Fees

The aggregate fees billed by PwC for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $2.647 million.

Financial Information Systems Design and Implementation Fees

No fees were billed by PwC for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

The aggregate fees billed by PwC for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees” for the fiscal year ended December 31, 2002 were $0.842 million. Services for which these fees were billed included, but were not limited to consultation on certain debt offerings of the Company, benefit plan audits and actuarial services, and certain international tax and support services.

The proposal to ratify the appointment of PwC as the firm of independent public accountants to audit the accounts of the Company for the year 2003 will be adopted if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. Votes cast against and abstentions on the Item will be counted as votes against the Item. Broker non-votes will not change the number of votes cast for or against the Item. If the shareholders do not ratify the selection of PwC, the selection of independent public accountants will be determined by the Audit Committee and the Board of Directors after careful consideration of all information submitted by shareholders.

The Board of Directors recommends that shareholders vote FOR this Proposal.

Audit Committee Report

The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. Each member of the Committee is independent as defined under the New York Stock Exchange listing standards. The Committee operates under a written charter that is adopted by the Board of Directors and reviewed by the Committee on a periodic basis. The Committee’s current charter, as adopted by the Board of Directors on July 25, 2003, is attached to this Proxy Statement as Appendix A.

The Committee fulfills its responsibilities through periodic meetings with the Company’s independent auditors, internal auditors and management. During fiscal 2002, the Committee met 8 times. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee, or the Committee Chair as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the controller and the independent auditors, prior to public release. The Committee also obtained a report, of the nature described in Statement on Auditing Standards (SAS) No. 71, from the independent auditors containing the results of their review of the interim financial statements.

Throughout the year the Audit Committee monitors matters related to the independence of PricewaterhouseCoopers, the Company’s independent auditors. As part of its monitoring activities, the Committee obtained a letter from PwC containing a description of all relationships between the auditors and the Company. After reviewing the letter and discussing it with management, the Committee discussed with the auditors its overall relationship with the Company and any of those relationships described in the letter that could impact PwC’s objectivity and independence. Based on its continued monitoring activities and year-end review, the Committee satisfied itself as to the auditors’ independence. PwC also has confirmed in its letter that, in its professional judgment, it is independent of the Company within the meaning of the Federal securities laws and within the requirements of Independence Standard Board (ISB) Standard No. 1, Independence Discussion with Audit Committees.

The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in SAS 61, “Communication with Audit Committees”. With and without management present, the Committee discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation and integrity of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent auditors and, based on such recommendation, the Board reappointed PwC as the Company’s independent auditors. Pursuant to the

Committee’s revised Charter, beginning in 2003, the Committee will appoint the Company’s independent auditors.

As specified in the Audit Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. That is the responsibility of management and the Company’s independent auditors. In giving its recommendation to the Board of Directors, the Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

Respectfully submitted,

Robert J. Darnall, Chair
Walter Y. Elisha
Alexis M. Herman
William D. Ruckelshaus
J. Lawrence Wilson

2003 STOCK INCENTIVE PLAN

(Item 3)

Shareholders of the Company have approved a variety of stock option and other equity-based incentive compensation plans for executives and other key employees of the Company since 1977, the most recent of which was the Company’s 1992 Stock Incentive Plan which expired, by its terms, on December 31, 2002. No new benefits under that plan can be granted.  As discussed in the Compensation Committee’s Report (see pages 7 through 12), the Board continues to believe that such stock incentive programs are important factors in retaining and rewarding executives and other selected employees. To enable such awards to be tailored to changing business conditions, the Board recommends to shareholders approval of a new 2003 Stock Incentive Plan. Subject to such approval, the Plan was adopted by the Board in February 2003.

In 1994, shareholders approved the Company’s Restricted Stock Plan for Non-Employee Directors under which directors who were not officer-employees of the Company have received one-half of their annual retainer fee in the form of restricted Common Stock awards. That plan had no shares authorized for issuance separate and apart from the 1992 Stock Incentive Plan and, therefore, also expired on December 31, 2002. The Board believes that it is in the Company’s best interest for outside directors to continue increasing their economic stake in the Company’s long-term performance through this program, and has formally integrated it as a feature of the new 2003 Stock Incentive Plan.

The new Plan will continue to provide for the granting of stock options. The Plan will also permit the granting of awards, either singly or in combination, payable in cash (in the case of stock appreciation rights), stock, performance shares, or restricted stock, including the director fee awards. In addition, the new Plan will provide flexibility to make awards related to various measures, including business performance objectives and growth rates.

Principal Features of the Plan

The Plan is attached as Appendix B to this proxy statement. The following summary of the principal features of the Plan does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the pertinent provisions thereof.

If approved by shareholders, 2.5 million shares of the Company’s Common Stock will be available for issuance under the new Plan. The 2003 Plan is intended to replace and succeed the Company’s 1992 Stock Incentive Plan. Therefore, in addition to the 2.5 million shares, an additional number of shares of the Company’s Common Stock will be available for grant under the 2003 Plan equal to the number of shares from any award under the 1992 Plan that expire or are terminated, surrendered, cancelled or forfeited.

Pursuant to the Plan, the Compensation Committee will determine the amount and types of officer and other employee awards to be made under the Plan which may include but are not limited to stock options, stock appreciation rights, performance shares, restricted stock and other stock awards.  No more than one-half of the 2.5 million shares may be granted as stock awards (restricted stock or performance share awards).

 Pursuant to the outside director fee award feature of the Plan, a number of shares of Common Stock will automatically be awarded to each such director each year equal to one-half of their annual fee (currently $84,000 as described on page 6 of this Proxy Statement) divided by the average of the closing prices of Common Stock on the New York Stock Exchange during the twenty (20) day period immediately preceding the date of the Company’s Annual Meeting of Shareholders each year. A director may vote and receive dividends on the shares, but may not transfer them for a period of six (6) months following the award.

As in the case of the earlier stock option plans, stock options issued under the new Plan will be granted at not less than 100% of the average market price of the Company’s Common Stock on the New York Stock Exchange on the date shareholders approve the Plan, or the date of grant, whichever is later. The duration of the new Plan will be ten years, subject to earlier termination by the Board of Directors.

As has been the case in the past, the new Plan will be administered by the Compensation Committee, a committee of the Board composed entirely of directors who are not eligible to participate in the Plan, other than through receipt of automatic formula fee awards. The current members of the Compensation Committee are listed on page 5. The Committee may provide, as a feature of an award or otherwise, that upon a change of control of the Company (as defined in the Plan), any time periods relating to the exercise or realization of an award will be accelerated, an award will be purchased by the Company, or other similar provisions in order to maintain the value intended to be granted by the award. Other than with respect to the automatic formula fee award feature, the Committee has the authority, to be exercised in its discretion, to (i) determine the number and type of stock incentive awards, performance measures, and any other conditions under which such awards may be earned and distributed; and (ii) prescribe, amend and rescind rules and regulations, and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Board of Directors may amend, modify, alter or terminate the Plan, except that the Board may not, without shareholder approval, amend the Plan to (i) increase the number of shares of stock that may be awarded under the Plan, (ii) decrease the price at which an option may be exercised, (iii) materially modify the class of employees or others to whom awards may be granted, (iv) withdraw administration of the Plan from the Committee, or (v) extend the duration of the Plan.

Under the Internal Revenue Code, as presently in effect, the grant of a stock option or a stock appreciation right (“SAR”) or the award of restricted stock under the Plan will not generate income for federal income tax purposes to a recipient.

Upon exercise of a non-statutory (non-qualified) stock option or an SAR, the recipient will normally be deemed to have received ordinary income in an amount equal to the difference between the exercise price for the stock option or SAR and the market price of Common Stock on the exercise date and the Company will be entitled to a deduction for such amount. The disposition of shares acquired upon exercise of a non-qualified stock option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

In the case of incentive stock options (“ISOs”), there is no ordinary income deemed generated on the date of exercise. If the recipient holds the stock received upon exercising an ISO for one year from the date of exercise or two years from the date of grant, the recipient will thereafter realize long-term capital gain or loss upon a subsequent sale, based on the difference between the option price and the sale price and the Company will not be entitled to a deduction. If the stock is sold before the requisite holding period, ordinary income tax treatment will be applicable, as described above upon exercise of a non-statutory option, and the Company will be entitled to a corresponding deduction.

The grant of restricted stock will not generate taxable income at the time of the award unless the recipient elects otherwise. At the time any restrictions applicable to the restricted stock award lapse, the recipient will recognize ordinary income and the Company will be entitled to a corresponding deduction equal to the excess of the fair market value of such stock at such time over the amount paid therefor.

Dividends paid to the recipient on the restricted stock during the restricted period will be ordinary compensation income to the recipient and deductible as such by the Company.

Special rules apply to directors and to officers subject to liability under Section 16(b) of the Securities Exchange Act of 1934 that may prevent the recognition of income by such individuals and the corresponding tax deduction by the Company before the date six months following the grant of an option or SAR or the receipt of restricted stock or other stock award (unless the employee receives the shares before that date and elects to be taxed upon such receipt).

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct compensation of more than $1,000,000 that is paid to a participant who, on the last day of the taxable year, was either the Company’s Chief Executive Officer or was among the four other most highly-compensated officers for that taxable year. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. With shareholder approval of the Plan, the Company believes that benefits in the form of performance-based awards under the Plan will be exempt from the $1,000,000 limitation on deductible compensation, if applicable.

Unless the Committee determines or an award provides otherwise, if the employment of a participant terminates other than as a result of retirement, death or disability, all unexercised, deferred and unpaid awards will be immediately cancelled. In the event of death, the participant’s estate or beneficiaries may receive or exercise any outstanding awards. In the event of death or disability, the Committee may, in its sole discretion, terminate any remaining restrictions on awards, accelerate any installments or rights, and pay the value thereof in a single sum to the participant, the participant’s estate, beneficiaries or representatives.

Incentive Awards

In February 2003, the Compensation Committee granted awards of performance shares and stock options pursuant to the Plan, subject to approval of the Plan by the Company’s shareholders. Awards made to the Company’s Chief Executive Officer, the  other named executive officers, all executive officers as a group, and all other employees of the Company, are reflected in the following table.

The performance shares shown were granted as Target Awards of shares of Cummins Common Stock. The shares would be earned based on Cummins’ Return on Equity (ROE) performance during the 2003-2004 period. The Compensation Committee has established a Payout Factor Table ranging from zero to 1.0, based on the Corporation’s ROE performance during 2003-2004. In order to earn 100% of the Target Award number of shares, the Corporation’s profitability would need to increase from 2002 levels by a compound annual growth rate greater than 40%.

Each Target Award of performance shares would be multiplied by the appropriate Payout Factor to determine the number of shares earned. The shares earned would then be restricted for an additional year (until February 2006). If the participant left the Corporation prior to February 2006, earned shares would be forfeited. No dividends are paid on shares until they become earned based on the Corporation’s performance.

The table shows the range of the number of shares that could be earned based on the Corporation’s ROE performance during 2003-2004.

	(3) Performance Shares		(4) Stock Options
	Dollar Value	Shares	Shares
T. M. Solso Chairman of the Board and Chief Executive Officer	0 - $1,366,995	0 - 55,400	30,800
F. J. Loughrey Executive Vice President President-Engine Business	0 - $468,825	0 -19,000	10,600
J. K. Edwards (1) Executive Vice President President—Power Generation	$0	0	0
R. J. Mills Vice President President—Filtration and Fleetguard, Inc.	0 - $293,633	0 - 11,900	6,600
T. Linebarger Vice President, President— Power Generation (2)	0 - $352,853	0 - 14,300	7,900
All Executive Officers as a group	0 - $3,649,433	0 - 147,900	82,000
Directors who are not Executive Officers	$0	0	0
All other Employees	0 - $3,563,070	0 - 144,400	503,250

(1)          Mr. Edwards retired July 1, 2003.

(2)          Prior to March 11, 2003 Mr. Linebarger was Vice President and Chief Financial Officer.

(3)   The dollar value of the Performance Shares is shown at $24.675 per share. This represents the average of the High and Low trading prices of the Corporation’s Common Stock on the New York Stock Exchange on February 10, 2003, the date the Compensation Committee made the grants, subject to shareholder approval of the 2003 Stock Incentive Plan.

(4)   The Stock Options cannot be exercised for two years and would expire in ten years, if not exercised. With respect to the named individuals, the Exercise Price will be equal to the average of the High and Low trading prices of the Corporation’s Common Stock on the New York Stock Exchange on the date the shareholders approve the 2003 Stock Incentive Plan. With respect to all other employees, the exercise price will be the average trading price on the date shareholders approve the Plan or the grant date, whichever is later.

The Company intends to take such actions as may be required to keep the shares authorized for issuance under the 2003 Stock Incentive Plan registered under the Securities Act of 1933 and listed on the New York Stock Exchange.

On August 8, 2003, the closing sale price of the Company’s Common Stock, as reported on the New York Stock Exchange Composite Tape, was $47.13 per share.

Equity Compensation Plan Information

Information regarding the number and weighted-average exercise price of outstanding options, warrants and rights to purchase Common Stock granted by the Company to participants in equity compensation plans, as well as the number of securities remaining available under the plans as of December 31, 2002 is provided in the following table.

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities) reflected in column (a)
Equity compensation plans approved by security holders	2,908,993	$42.58	-0-
Equity compensation plans not approved by security holders	2,446,747 (1)	$40.77	-0-
TOTAL	5,355,740	$41.75	-0-

(1)   Grants or awards in connection with these securities were not made pursuant to the Company's now-expired 1992 Stock Incentive Plan or other formal plan of the Company, but were granted to certain non-officer key employees at the discretion of the Board of Directors on substantially the same terms as those made under the 1992 Plan. Discretionary non-qualified stock option awards were made, subject to the terms of individual agreements between the Company and the recipient, granting the employee the right to purchase Common Stock at its fair market value on the date of grant, expiring on the tenth (10th) anniversary of the date of grant.

The Board of Directors recommends that shareholders vote FOR approval of the 2003 Stock Incentive Plan. This Item will be approved if the number of votes cast in favor of the Item exceeds the number of votes cast against the Item. Votes cast against and abstentions on the Item will be counted as votes against the Item.

OTHER BUSINESS

The Board of Directors does not know of any business to be presented for action at the meeting other than that set forth in Items 1, 2 and 3 of the Notice of Annual Meeting of Shareholders. However, if other business properly comes before the Meeting, the members of the Proxy Committee will vote the returned proxies as the Board of Directors recommends.

OTHER INFORMATION

Shareholder Proposals

Shareholders may submit proposals to be considered for shareholder action at the 2004 Annual Meeting of Shareholders and inclusion in the Company’s Proxy Statement and proxy form if they do so in accordance with the appropriate regulations of the Securities and Exchange Commission. For such proposals to be considered for inclusion in the Proxy Statement and form of proxy for the 2004 Annual Meeting of Shareholders, proposals must be received by the Secretary of the Company no later than November 1, 2003.

If a shareholder desires to bring proper business before an annual meeting of shareholders which is not the subject of a proposal timely submitted for inclusion in the Company’s Proxy Statement and form of proxy as described above, the shareholder must follow procedures outlined in the Company’s By-Laws. Pursuant to the Company’s By-Laws, a shareholder may propose business to be considered at the annual meeting, provided that the shareholder (a) is a shareholder of record at the time of giving notice to the Company of the proposal and is entitled to vote at the annual meeting where the proposal will be considered, and (b) complies with the notice procedures of Article I of the Company’s By-Laws. That Article provides that the proposing shareholder must deliver written notice of the proposal to the Company’s Secretary no later than 90 days preceding the first Tuesday of April of the meeting year, unless the Board of Directors establishes an earlier date than the first Tuesday of April for the annual meeting, in which case written notice of the proposal must be delivered not later than the close of business on the 10th day following the first public disclosure of the earlier date. The required notice must contain certain information, including information about the shareholder, as prescribed by the By-Laws.

Expenses of Solicitation

The cost of this proxy solicitation will be borne by the Company. Morrow & Co., 345 Hudson Street, New York, New York 10013, has been retained to assist in the solicitation of proxies and will receive a fee not to exceed $6,500 plus expenses. Proxies may also be solicited by directors, officers and employees of the Company at no additional cost. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock and will be reimbursed for their reasonable expenses incurred in forwarding such materials.

August 18, 2003

NOMINEES FOR BOARD OF DIRECTORS

THEODORE M. SOLSO

Mr. Solso was elected Chairman of the Board and Chief Executive Officer of the Company in 2000 after serving as its President since 1995, Chief Operating Officer since 1994 and Executive Vice President—Operations from 1992 through 1994. From 1988 to 1992 he was Vice President and General Manager—Engine Business after serving in various other executive positions with the Company. Mr. Solso received a B.A. from DePauw University in 1969 and an M.B.A. degree from Harvard University in 1971. He is a Director of Ball Corp., Inc., Irwin Financial Corporation, and Ashland Inc. and is a member of the boards of The Cummins Foundation, Central Indiana Corporate Partnership, and Heritage Fund of Bartholomew County in Columbus, Indiana. He is also a member of the Board of Trustees, DePauw University, a member of The Indiana Academy, a member of the Business Roundtable and The Business Council

ROBERT J. DARNALL

Mr. Darnall is the retired Chairman and Chief Executive Officer of Inland Steel Industries. Inland was the parent company for Inland Steel Company and Ryerson Tull, Inc. Concluding his 36-year Inland career in late 1998, Mr. Darnall joined Ispat International N.V. as head of North American operations until early 2000. Ispat had acquired Inland Steel Company in July 1998. He served as Chairman of Prime Advantage Corporation for nearly two years until January 2002. He graduated from DePauw University in 1960 with a B.A. in Mathematics. He also earned a B.S. degree in Civil Engineering from Columbia University in 1962, after which he joined Inland. In 1973 he earned an M.B.A. from the University of Chicago. Mr. Darnall is a member of the Board of Directors of Household International, Inc., Pactiv Corporation, Sunoco, Inc., United States Steel Corporation, and the Federal Reserve Bank of Chicago, where he currently serves as Chairman. He is past Chairman of the American Iron and Steel Institute. He also serves on the Board of Trustees of the Museum of Science and Industry, and Rush Presbyterian St. Luke’s Medical Center. He is past chairman and a current director of both the Glenwood School and Junior Achievement of Chicago.

JOHN M. DEUTCH

Mr. Deutch has been an Institute Professor at the Massachusetts Institute of Technology since 1990. He joined the MIT faculty in 1970 and served as Dean of Science from 1982 to 1985 and Provost from 1985 to 1990. Mr. Deutch received a B.A. in History and Economics from Amherst College in 1961; and a B.S. in Chemical Engineering in 1961 and Ph.D. in Physical Chemistry in 1965, both from MIT. While on leave from his current post at MIT, Mr. Deutch served as Director of Central Intelligence during 1995 and 1996. From 1994 through 1995 he was U.S. Deputy Secretary of Defense and also served as Undersecretary of Defense for Acquisition and Technology between 1993 and 1994. He was Director of Energy Research and Undersecretary of the U.S. Department of Energy during the Carter Administration. He is a Director of Citicorp, CMS Energy, Raytheon Corporation, and Schlumberger, and is also a Trustee of Resources for the Future, the Urban Institute and Director of the Council on Foreign Relations.

WALTER Y. ELISHA

Mr. Elisha is the retired Chairman and Chief Executive Officer of Springs Industries, Inc. He served as Springs Industries, Inc.’s Chief Executive Officer from 1981 through 1997; he was Chairman of its Board from 1983 until 1998. He also serves on the Board of Directors of AT&T Wireless. Mr. Elisha is a trustee of Wabash College, and a former member of the President’s Advisory Committee for Trade Policy and Negotiations.

ALEXIS M. HERMAN

Ms. Herman is Chairman and Chief Executive Officer of New Ventures, Inc. She received a B.A. from Xavier University of Louisiana and currently serves on the University’s Board of Trustees. Additionally, Ms. Herman is the Chairwoman of The Coca-Cola Company’s Diversity Task Force, Chair of the Toyota Diversity Advisory Board, an On-Line Columnist for Monster.com, and a member of the Board of Directors of MGM/Mirage Inc., and the Presidential Life Insurance Corporation. She is also a member of the Advisory Committee for Public Issues for the Advertising Council. From 1997 to 2001, Ms. Herman served as the U.S. Secretary of Labor.

WILLIAM I. MILLER

Mr. Miller is Chairman and CEO of Irwin Financial Corporation. Mr. Miller received a B.A. from Yale University in 1978 and an M.B.A. degree from Stanford University in 1981. He was President of Irwin Management Company, a family investment management company, from 1984 to 1990. Since September, 1990, he has been Chairman of Irwin Financial Corporation, a publicly traded diversified financial services company, of which he has been a Director since 1985. Mr. Miller continues to serve as Chairman of the Board and a Director of Irwin Management Company and as Chairman of the Board of Tipton Lakes Company (a real estate development firm). Mr. Miller is a Director of Tennant Company (a manufacturer of floor cleaning equipment), a Director of the New Perspective Fund, Inc. and the New World Fund, Inc. and a Trustee of the EuroPacific Growth Fund (all three are mutual funds). Mr. Miller also is a Trustee of The Taft School, Watertown, CT, and The National Building Museum, Washington, D.C.

WILLIAM D. RUCKELSHAUS

Mr. Ruckelshaus is currently a Strategic Partner in the Madrona Venture Group, L.L.C. and former Chairman of Browning-Ferris Industries from 1995 through 1999. He was Chairman and Chief Executive Officer of Browning-Ferris Industries until 1996. Mr. Ruckelshaus received a B.A. from Princeton in 1957 and an LL. B. from Harvard in 1960 after serving in the U.S. Army. He was Deputy Attorney General and Chief Counsel in the Indiana Attorney General’s Office from 1960-65. He was elected to the Indiana House of Representatives, where he served as Majority Leader in the 1967 session. Mr. Ruckelshaus first served in the Federal Government from January, 1969 to October, 1973, as Assistant Attorney General, Administrator of the Environmental Protection Agency, Acting Director of the F.B.I. and Deputy Attorney General. He returned as Administrator of the Environmental Protection Agency from 1983 through January, 1985. He practiced law in Washington, D.C., from 1973 until joining Weyerhaeuser in 1976 as Senior Vice President. He was of counsel in the law firm of Perkins Coie, with offices in Seattle, Portland, Anchorage and Washington, D.C. from 1985 to 1988. Mr. Ruckelshaus is a Director of Pharmacia Corp., Nordstrom, Inc., Weyerhaeuser Company, Coinstar Inc. and Solutia Inc.

FRANKLIN A. THOMAS

Mr. Thomas is an attorney and a Consultant with the TFF Study Group and served as President and CEO of The Ford Foundation from 1979 to 1996. Mr. Thomas received a B.A. from Columbia University in 1956 and an LL.B. in 1963. From 1956 to 1960, he was a navigator with the U.S. Air Force. Mr. Thomas served as attorney for the Federal Housing Finance Agency (1963-64), Assistant U.S. Attorney for the Southern District of New York (1964) and a Deputy Police Commissioner for New York City (1965-67). Mr. Thomas was President of the Bedford Stuyvesant Restoration Corporation from 1967 to 1977. He was an attorney and consultant engaged in private practice from 1977 to 1979. He is also a Director of Citigroup, Inc., ALCOA, Lucent Technologies, Inc., and PepsiCo.

J. LAWRENCE WILSON

Mr. Wilson is the retired Chairman and Chief Executive Officer of Rohm and Haas Company. Mr. Wilson received a bachelor’s degree in mechanical engineering from Vanderbilt University in 1958 and an M.B.A. from Harvard University in 1963. He served as an officer in the U.S. Navy from 1958 to 1961. Mr. Wilson joined Rohm and Haas Company in 1965 as an operations research analyst. He held positions as President of a medical products subsidiary, Director of the European region, Treasurer and Chief Financial Officer, Business Director for the Industrial Chemicals Group, Group Vice President in charge of Administration and Finance and Vice Chairman. Mr. Wilson was a Director of Rohm and Haas Company from 1977 to 1999 and served as Chairman and Chief Executive Officer from 1988 to 1999. Mr. Wilson is a member of the board of Vanderbilt University, the Vanguard Group of Investment Companies, MeadWestvaco Corporation and AmerisourceBergen Corporation. He is past Chairman of the Board of the Philadelphia Academies, Inc. and The Chemical Manufacturers Association.

APPENDIX A

CUMMINS INC.

AUDIT COMMITTEE CHARTER

I.               Organization

The Committee shall consist of at least three Directors, including a Chairperson, each of whom shall:

A.              meet the applicable independence and experience requirements of the Cummins Corporate Governance Principles, the New York Stock Exchange or other relevant listing authority, the federal securities laws (as amended by the Sarbanes-Oxley Act of 2002) and the rules and regulations of the Securities and Exchange Commission (“SEC”);

B.               be financially literate (or become financially literate within a reasonable period of time after his/her appointment to the Committee); and

C.               as a general rule, not simultaneously serve on the audit committees of more than two other public companies.

At least one member of the Committee will have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee also shall meet periodically with management, with the Company’s Executive Director Business Analysis and Audit and with the independent auditor, in separate executive sessions. The Committee shall make regular reports to the Board on the Committee’s activities.

II.                                   Purpose

The Committee will:

A.              assist the Board of Directors in its oversight of:

•    the integrity of the Company’s financial statements, and disclosure and other internal control processes; and

•    the Company’s compliance with ethics policies, and legal and regulatory requirements;

B.               prepare the report of the Committee required to be including in the Company’s annual proxy statement;

C.               Select, retain, compensate, oversee and evaluate the independent auditor; and

D.              Provide oversight on the Company’s guidelines and policies with respect to business risk management and any other matters as the Board or the Committee deems appropriate.

III.                              Responsibilities

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to determine that the Company’s financial statements are complete, accurate, and in accordance with accounting principles generally accepted in the United States, or to plan or conduct audits. These are the responsibilities of management or the independent auditor.

The Committee may amend this Charter from time to time as it deems appropriate.

A.              Relationship with Independent Auditor

1.                 Selection and Oversight of Independent Auditor

The Committee shall have the sole authority and responsibility to retain and terminate the Company’s independent auditor. The independent auditor shall report directly to the Committee. The Committee shall resolve disagreements between management and the independent auditor regarding financial reporting, and communicate to the independent auditor that it is ultimately accountable to the Committee. The Company shall provide appropriate funding, as determined by the Committee, to compensate the independent auditor.

The Committee shall:

(a)           review and evaluate the lead audit partner of the independent auditor team;

(b)          ensure the rotation of the partners of the independent auditor involved in the audit, as required by law and regulation;

(c)           set clear hiring policies for employees or former employees of the independent auditor, in compliance with SEC regulations and stock exchange listing standards;

(d)          meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit; and

(e)           pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor, subject to applicable de minimis exceptions for non-audit services. The Committee may delegate this authority to a subcommittee of one or more Committee members; provided however, that such subcommittee decisions subsequently are presented to the full Committee in a timely manner, but in no event later than the next Committee meeting.

2.                 Assessment of Independence and Quality of Independent Auditor

At least annually, the Committee shall obtain and review a formal written report by the independent auditor describing:

(a)           the auditing firm’s internal quality-control procedures;

(b)          any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and

(c)           all relationships between the independent auditor and the Company (in order to assess independence). The Committee will engage in an active dialogue with the independent auditor regarding any disclosed relationships or services that might impact the objectivity and independence of the independent auditor, and take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

B.               Oversight of Financial Disclosure and Internal Controls

1.                 The Committee will review and discuss with management, the Executive Director Business Analysis and Audit and the independent auditor, as appropriate:

(a)           the Company’s annual audited financial statements and quarterly unaudited financial statements, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the results of each quarterly review and annual audit by the independent auditor, and other matters required to be discussed with the independent auditor by applicable laws, regulations and auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements. The Committee also will review and discuss each Form 10-Q and Form 10-K with the Chief Executive Officer, the Chief Financial Officer and the General Counsel, prior to filing. The Committee will report to the Board and shareholders whether it recommends to the Board that the most recent year’s audited financial statements be included in the Form 10-K;

(b)          any other SEC filings as the Committee deems appropriate, prior to filing;

(c)           earnings press releases (including the use of pro forma or adjusted non-GAAP information) prior to release;

(d)          financial information and earnings guidance provided to analysts and rating agencies (this discussion may be general, and need not take place prior to each instance in which such information is provided);

(e)           the integrity of the Company’s accounting and financial reporting processes (both internal and external), including, but not limited to:

                                      (i)      all critical accounting policies and practices (including accounting estimates) to be used by the Company, including all major issues regarding accounting principles and financial statement presentations, and any significant changes in the Company’s selection or application of accounting principles;

                                     (ii)      analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments (including use of estimates) made in connection with the preparation of the financial statements, including any required analyses of the effects of alternative GAAP methods on the financial statements;

                                   (iii)      the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

                                    (iv)      the results of the activities of the Executive Director—Business Analysis and Audit and the independent auditor, including major conclusions, findings and recommendations and related management responses;

                                     (v)      any material written communications between the independent auditor and management, including any management letters or schedules of unadjusted differences;

                                    (vi)      matters of audit quality and consistency, including required communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues arising during the engagement;

                                   (vii)      management’s assertions concerning the effectiveness of:

(1)          disclosure controls and procedures; and

(2)          internal controls, as of the end of the most recent fiscal year;

                                 (viii)  any disclosures made to the Committee by the Company’s Chief Executive Officer and/or Chief Financial Officer regarding:

(1)          significant deficiencies in the design or operation of internal controls or any material weaknesses therein;

(2)          any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls; and

(3)          any material violation of (1) any law, rule or regulation (including securities laws) applicable to the Company or the operation of its businesses or (2) the Company’s Code of Conduct; and

                                    (ix)      any special audit steps adopted in light of material control deficiencies.

(f)             internal audit results, internal audit plans, and any significant changes to internal audit plans.

(g)           internal audit department staffing and any changes to staffing levels.

2.                 The Committee will review and discuss, with the independent auditor, any audit problems or other difficulties encountered by the independent auditor in the course of the audit process, and management’s response, including any:

(a)           restrictions on the scope of the independent auditor’s activities or on access to requested information;

(b)          significant disagreements with management (and management’s responses to such matters);

(c)           accounting adjustments that were noted or proposed by the independent auditor but were passed (as immaterial or otherwise); and

(d)          management or internal control letter issued, or proposed to be issued, by the independent auditor to the Company.

3.                 The Committee shall review:

(a)           material litigation involving the Company;

(b)          legal, tax and other developments of major significance to the Company;

(c)           the Company’s guidelines and policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures.

(d)          major capital project post-audit results;

(e)           compliance with the law, legal business policies and regulatory requirements;

(f)             the management delegation of authority process; and

(g)           such other matters as the Board or the Committee considers appropriate.

IV.                                Compliance and Investigations

The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Committee shall receive corporate attorneys’ reports of evidence of a material violation of any law, rule or regulation (including securities laws or breaches of fiduciary duty) or the Company’s Code of Business Conduct. In discharging its oversight role, the Committee is empowered to investigate any matter within the scope of its responsibility, with full access to all books, records, facilities and personnel of the Company. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

V.              Engagement of Experts and Advisors

The Committee will, as it deems appropriate, engage outside legal, accounting or other advisors, without the need for prior approval by the Board of Directors. The Company shall provide appropriate funding, as determined by the Committee, for payment of applicable fees and expenses of these parties.

VI.                                Self-Assessment and Evaluation

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

APPENDIX B

CUMMINS INC.
2003 STOCK INCENTIVE PLAN

   1.       Objectives. The Cummins Inc. 2003 Stock Incentive Plan (the “Plan”) is designed to retain and motivate executives and other selected employees, and to link the interests of these employees with the interests of the Company’s shareholders. It is also intended to be a source of equity-based annual fees payable to non-employee directors of the Company to more closely link their financial interests with those of the Company’s shareholders. These objectives are accomplished by making incentive and other awards of the Company’s stock under the Plan thereby providing Participants with a proprietary interest in the growth and performance of the Company.

   2.       Definitions

(a)    “Award”—The grant of any form of stock option, stock appreciation right or stock award whether granted singly, in combination or in tandem, to a Participant pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

(b)   “Award Agreement”—An agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

(c)    “Board”—The Board of Directors of the Company.

(d)   “Change of Control”—The occurrence of any of the following: (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted in whole or in part into cash, other securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of  Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (iv) at any time during a period of two consecutive years, individuals who, at the beginning of such period constituted the Board, shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period; or (v) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

(e)    “Common Stock”—Authorized and issued or un-issued Common Stock, par value $2.50 per share, of the Company.

(f)    “Code”—The Internal Revenue Code of 1986, as amended from time to time.

(g)    “Committee”—The Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan. The Committee shall be constituted so as to permit the Plan to comply with Rule 16b-3 promulgated under the Exchange Act or any successor rule and shall initially consist of not less than three members of the Board, each of whom is ineligible to receive Awards (other than automatic fee Awards to Outside Directors described in Section 6 below), shall have been so ineligible for at least one year prior to serving on the Committee and shall satisfy the requirements to be a disinterested person contained in Rule 16-b-3(1)(2)(i).

(h)   “Company”—Cummins Inc. and its subsidiaries, including subsidiaries of subsidiaries.

(i)    “Fair Market Value”—The average of the high and low prices of the Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange for the date in question, provided that if no sales of Common Stock were made on said Exchange on that date, the average of the high and low prices of Common Stock as reported on said composite tape for the preceding day on which sales of Common Stock were made on said Exchange.

(j)     “Outside Director”—A non-employee member of the Board.

(k)   “Participant”—Any employee or Outside Director of the Company to whom an Award has been made under the Plan.

   3.       Eligibility. Employees of the Company eligible for an Award under the Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee or the management of the Company, can have a significant effect on the success of the Company. All Outside Directors are also eligible.

   4.       Stock Available for Awards. A total of two million five hundred thousand (2,500,000) shares of the Company’s Common Stock shall be available for Awards granted wholly or partly in stock under provisions of the Plan. From time to time, the Board and appropriate officers of the Company shall take whatever actions are necessary to file required documents with governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards under this Plan or the 1992 Stock Incentive Plan that are forfeited, terminated or expired unexercised, or related to options or stock appreciation rights settled in cash in lieu of stock, shall again become available for Awards. Any Common Stock that so becomes available shall be carried forward and be available for Awards.

   5.       Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to grant waivers of Plan restrictions (other than restrictions related to automatic fee Awards described in Section 6 below), including waivers of restrictions on exercise of outstanding stock options and appreciation rights, waivers of vesting requirements and acceleration of Award payments, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. These powers include, but are not limited to, the adoption of modifications, amendments, procedures, sub-plans and the like as are necessary to comply with provisions of the laws of other countries in which the Company may operate in order to assure the viability of Awards granted under the Plan and to enable Participants employed in such other countries to receive advantages and benefits under the Plan and such laws.

   6.       Director Automatic Formula Awards—Each Outside Director shall automatically receive, on the date of each annual meeting of Shareholders, in lieu of cash payment an annual award of Common Stock, restricted as to transfer for a period of six (6) months following the date of the award. The number of shares in each such annual award shall be equal to one-half (1/2) of his or her Board retainer fee, divided by the average of closing prices of Common Stock as reported on the composite tape of the New York Stock Exchange for the twenty (20) consecutive trading days immediately preceding the date of the award.

   7.       Employee Awards. The Committee shall determine the type or types of Award(s) to be made to each employee Participant and shall set forth in the related Award Agreement the terms, conditions and limitations applicable to each Award. Awards may include but are not limited to those listed in this Section 7. Awards may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of or as alternatives to grants or rights under any other employee plan of the Company, including the plan of any acquired entity.  On such terms and conditions as shall be approved by the Committee, the Company or any of its subsidiaries may directly or indirectly lend money to any Participant or other person to accomplish the purposes of the Plan, including to assist such person to acquire shares of Common Stock acquired upon the exercise of options, provided, however, such lending would not violate terms of the Sarbanes-Oxley Act of 2002. No more than one-half of the total shares authorized under this plan may be awarded as Stock Awards, as defined below.

(a)    Stock Option—a grant of the right to purchase a specified number of shares of Common Stock at not less than 100% of Fair Market Value on the date of grant during a specified period as determined by the Committee. A stock option may be in the form of an incentive stock option (“ISO”) which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that (i) to the extent that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock exercisable for the first time by a Participant during any calendar year exceeds $100,000 (or such other limit as may be required by the Code),  such option shall not be treated as an ISO and (ii) the option shall be exercisable for a period of not more than ten years from the date of grant.

(b)   Stock Appreciation Right—a right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the stock appreciation right (“SAR”) is exercised over the Fair Market Value or other specified valuation on the date of grant of the SAR as set forth in the applicable Award Agreement, except that where the SAR is granted in tandem with a stock option, the grant and exercise valuations must be not less than Fair Market Value.

(c)    Stock Award—An Award made in Common Stock or denominated in units of Common Stock. All or part of any Common Stock award may be subject to conditions established by the Committee and set forth in the Award Agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates and other comparable measurements of Company performance. Such Awards may be based on Fair Market Value or other specified valuation.

   8.       Payment of Awards. Award payments made in the form of Common Stock may include such restrictions, as the Committee shall determine, including restrictions on transfer and forfeiture provisions. When transfer of Common Stock is so restricted or subject to forfeiture provisions it is referred to as “Restricted Stock”. Further, with Committee approval, payments may be deferred, either in the form of installments or a future single payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee to assure that such deferrals comply with applicable requirements of the Code including, at the choice of Participants, the capability to make further deferrals for payment after retirement. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or by the Committee, may require the payment be forfeited in accordance with the provisions of Section 11. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Common Stock or units of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of dividend equivalents for deferred payments denominated in Common Stock or units of Common Stock. At the discretion of the Committee, a participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

   9.       Stock Option Exercise. The price at which shares of Common Stock may be purchased under a stock option shall be paid in full at the time of the exercise in cash or, if permitted by the Committee, by means of tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for tendering Common Stock or other Awards and may impose such conditions on the use of Common Stock or other Awards to exercise a stock option as it deems appropriate. In the event shares of Restricted Stock are tendered as consideration for the exercise of a stock option, a number of the shares issued upon the exercise of the stock option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted plus any additional restrictions that may be imposed by the Committee.

10.       Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and to retain at the time of delivery or vesting of shares under the Plan, an appropriate number of shares of Common Stock in value sufficient to cover the payment of any taxes required by law to be withheld or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes; provided, however, that a Participant shall have the option to provide the Company with the funds to enable it to pay such taxes. Notwithstanding the preceding sentence, if the Participant is subject to Section 16 of the Exchange Act, the Participant must affirmatively elect whether he wishes to (i) have the Company retain shares of Common Stock, (ii) provide the Company with other funds or (iii) have the Company deduct an amount from other compensation due him in order to satisfy the tax withholding requirements arising under an Award.

11.       Termination of Employment. If the employment of a Participant terminates, other than pursuant to paragraphs (a) through (c) of this Section 11, all unexercised, deferred and unpaid Awards shall be cancelled immediately, unless the Award Agreement provides otherwise.

(a)    Retirement Under a Company Retirement Plan. When a Participant’s employment by the Company terminates as a result of retirement in accordance with the terms of a Company retirement plan, the Committee may permit Awards to continue in effect beyond the date of retirement in accordance with the applicable Award Agreement and the exercisability and vesting of any Award may be accelerated.

(b)   Resignation in the Best Interests of the Company. When a Participant resigns from the Company and, in the judgment of the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may  (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination and (ii) permit the exercise, vesting and payment of such Awards for such period as may be set forth in the applicable Award Agreement, subject to earlier cancellation pursuant to Section 12 or at such time as the Committee shall deem the continuation of all or any part of the Participant’s Awards are not in the Company’s best interests.

(c)    Death or Disability of a Participant.

                             (i)  In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have the period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms as may be specified in the applicable Award Agreement.

                            (ii)  In the event a Participant is deemed by the Company to be disabled and eligible for benefits pursuant to the terms of the Company’s Long-Term Disability Plan, any successor plan, or similar plan of another employer, Awards and rights to any Awards may be paid to or exercised by the Participant, if legally competent, or a committee or other legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

                           (iii)  After the death or disability of a Participant, the Committee may in its sole discretion at any time (1) terminate restrictions in Award Agreements; (2) accelerate any or all installments and rights; and (3) instruct the Company to pay the total of any accelerated payments in a single sum to the Participant, the Participant’s estate, beneficiaries or representative — notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries.

12.       Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel any unexpired, unpaid or deferred Award at any time if the Participant is not in compliance with all other applicable provisions of the Award Agreement and the Plan and with the condition that the Participant (whether or not an employee of the Company at the time) shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company.

13.       Transferability

(a)    Except pursuant to paragraph (c) of Section 11 or paragraph (b) below, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by, anyone other than the Participant to whom it was granted.

(b)   The Company may expressly provide in an Award Agreement (or an amendment to an Award Agreement) that a Participant may transfer a stock option Award (other than an ISO), in whole or in part, to a spouse, domestic partner, or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, or a partnership or other entity in which all the beneficial owners are Family Members. Subsequent transfers of Awards shall be prohibited except in accordance with this paragraph 13(b). All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company, shall continue to apply following a transfer made in accordance with this paragraph 13(b).

14.       Adjustments. In the event of any change in the Common Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, split-up, spin-off, dividend other than a regular quarterly cash dividend, separation, reorganization, liquidation, merger, consolidation or similar event, the Committee may adjust proportionally (a) the number of shares of Common Stock (i) reserved under the Plan, and (ii) covered by outstanding Awards; (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of any of the changes described in the first sentence of this Section 14, the Committee shall be authorized to issue or assume stock options, whether or not in a transaction to which Section 424 (a) of the Code applies, by means of substitution of new options for previously issued options or an assumption of previously issued options.

15.       Change of Control. In the event of a Change of Control, any time period relating to the exercisability or realization of an outstanding Award shall be immediately accelerated so that any outstanding Award as of the date of the Change of Control may be exercised or realized in full. In addition, in order to maintain the Participant’s rights in the event of a Change of Control, the Committee, in its sole discretion, may, either at the time an Award is made hereunder or at any time prior to, or coincident with or after the time of, a Change of Control:

(a)    make such adjustment to the Awards then outstanding as the Committee deems appropriate to reflect such Change of Control; or

(b)   cause the Awards then outstanding to be assumed, or new rights substituted therefor, by the surviving corporation in such Change of Control.

The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards, as it may deem equitable and in the best interests of the Company with respect to changes in control.

16.  Amendment, Modification, Suspension or Discontinuance of the Plan. The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. Subject to changes in law or other legal requirements, which would permit otherwise, the Plan may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding to (i) increase the maximum number of shares of Common Stock that may be awarded under the Plan (except for adjustments pursuant to Section 14 of the Plan) (ii) decrease the option price, (iii) materially modify the requirements as to eligibility for participation in the Plan, (iv) withdraw administration of the Plan from the Committee or (v) extend the period during which Awards may be granted.

17.       Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by the laws of the State of Indiana and construed accordingly.

18.       Effective and Termination Dates. The Plan shall become effective on the date of its adoption by the Board and Awards may be made immediately thereafter, but no Stock Award may be paid, Restricted Stock issued (unless containing restrictions requiring cancellation of such Restricted Stock if stockholder approval is not received) or Stock Option exercised under the Plan until it is approved by the holders of a majority of the shares of common Stock then outstanding. The Plan shall terminate on December 31, 2012, subject to earlier termination by the Board pursuant to Section 16.

CUMMINS ANNUAL SHAREHOLDER MEETING
September 16, 2003 — 11:00 A.M. (E.S.T)
CUMMINS TECHNICAL CENTER
1900 McKINLEY AVENUE

CUMMINS INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, September 16, 2003
11:00 a.m. Eastern Standard Time
(Note: Daylight Savings Time is not
observed locally)

CUMMINS TECHNICAL CENTER
1900 McKinley Avenue
Columbus, Indiana

Cummins Inc. 500 Jackson Street, Columbus, IN 47201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 16, 2003.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Franklin A. Thomas and William I. Miller, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY # CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on September 15, 2003.
•
You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.
•
Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/cum/ — QUICK *** EASY *** IMMEDIATE

•
Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (CT) on September 15, 2003.
•
You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Cummins Inc., c/o Shareowner ServicesY, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

\/    Please detach here    \/

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01 Robert J. Darnall 02 John M. Deutch 03 Walter Y. Elisha 04 Alexis M. Herman 05 William I. Miller	06 William D. Ruckelshaus 07 Theodore M. Solso 08 Franklin A. Thomas 09 J. Lawrence Wilson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as auditors for the year 2003.			☐ For ☐ Against ☐ Abstain
3.	Proposal to approve the Cummins Inc. 2003 Stock Incentive Plan.			☐ For ☐ Against ☐ Abstain
4.	To transact any other business that may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box		☐ Indicate changes below:		Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.